EXHIBIT 10.1

EXECUTION VERSION

BUSINESS ACQUISITION AGREEMENT

among

CHINA VTV LTD. (“PARENT”),

VTV GLOBAL CULTURE MEDIA (BEIJING) CO., LTD. (“WFOE”),

BUTTERFLY EFFECT CULTURE MEDIA (BEIJING) CO., LTD. (the “TARGET”)

and

EACH OF THE SHAREHOLDERES OF TARGET AS LISTED ON SCHEDULE A

Dated as of December 18, 2019

EXECUTION VERSION

BUSINESS ACQUISITION AGREEMENT

BUSINESS ACQUISITION AGREEMENT, dated as of December 18, 2019 (this “Agreement”), by and among China VTV Ltd., a Nevada corporation (“Parent”), VTV Global Culture Media (Beijing) Co., Ltd., a Chinese wholly foreign owned entity and a direct wholly-owned Subsidiary of Parent (“WFOE”), Butterfly Effect Culture Media (Beijing) Co., Ltd., a corporation formed under the laws of China (the “Target”), and each and all of the shareholders of the Target as listed on Schedule A attached herein, (each, a “Target Shareholder”, and collectively, “Target Shareholders”).

WHEREAS, the Parent engages in internet-based media business, including without limitation broadcasting news, videos, television shows, tourists’ programs and other entertainment programs on its Over-The-Top (“OTT”) platform;

WHEREAS, the Target provides and cultivates scripts for Chinese TV shows and movies and produces and distributes TV shows and movies in China;

WHEREAS, the Boards of Directors of Parent and Target have each approved (i) this Agreement, (ii) the acquisition (the “Acquisition”) of the Target by the Company in accordance with the terms and conditions set forth herein and Chapter 92A of the Nevada Revised Statutes (the “NRS”), and the business laws of China, as applicable; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, WFOE, Target, and each and all of the Target Shareholders hereby agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.1 The Acquisition. Upon the terms and subject to the conditions of this Agreement and in accordance with the NRS and the business laws of China, as applicable, at the Effective Time, (i) the Target and WFOE shall have entered into a series of management agreements (the “VIE Agreements”) substantially in the form attached herein as Exhibit 1.1, which shall convey the effective control of the Target to the Parent through WFOE; and (ii) as consideration for obtaining control of the Target via the VIE Agreements and subject to Section 1.7, the Parent shall issue its Common Stock, par value $0.001 per share, in the aggregate amount (the “Stock Consideration”) of 24,000,000 shares at the stipulated price of $4.00 per share without respect of the stock price at which the Parent Common Stock trades, to the Target Shareholders in accordance with the percentage (the “Target Shareholder Equity Percentage”) listed on Schedule A. In addition, subject to Section 7.12 and ARTICLE 9, the Parent and its Subsidiaries agree to pay a total of RMB 288,000,000 (the “Cash Consideration”) to the Target Shareholders pro rata with the Target Shareholder Equity Percentage of each Target Shareholder’s over a period of time as set forth in and in accordance with Section 7.1 after the Effective Time.

Section 1.2 Closing; Effective Time. Subject to the provisions of ARTICLE 8, the closing of the Acquisition (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 37th Floor, New York 10036, as soon as practicable, but in no event later than the later of the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 8 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing) or December 31, 2019, or at such other place or on such other date as Parent, WFOE, Target and each Target Shareholder may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Acquisition and the other transactions contemplated herein to be consummated by (i) delivering the Stock Consideration to each of the Target Shareholder in accordance with the Target Shareholder Equity Percentage listed in Schedule A, and (ii) having the VIE Agreements properly executed, and (iii) transferring all of the necessary documents and accounts from the Target to the Parent and/or its Subsidiaries (being hereinafter referred to as the “Effective Time”). The Cash Consideration shall be paid after the Closing in accordance with Section 7.1.

Section 1.3 Reserved.

Section 1.4 Articles of Incorporation; Bylaws. In accordance with the terms and conditions of this Agreement, the Articles of Incorporation of Target shall be amended and restated immediately after the Effective Time to be in the form of the Amended and Restated Articles of Incorporation of Target attached herein as Exhibit 1.4 in effect immediately prior to the Effective Time and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Target until thereafter amended in accordance with its terms hereof and as provided by Law.

Section 1.5 Directors and Officers. Subject to the requisite approval of the board of directors of the Parent (the “Board”), the Parent shall nominate and appoint Qiongfang Shi, a Target Shareholder, to the Board immediately prior to the Effective Time, to hold office in accordance with the Articles of Incorporation and the Bylaws of the Parent until his or her successor is duly elected or appointed and qualified or until his or her death, resignation or removal in accordance with the Parent’s Articles of Incorporation and Bylaws, as applicable.

Section 1.6 Reserved.

Section 1.7 Adjustments to Share Amounts. Notwithstanding any other provision of this Agreement, the share amount of the Stock Consideration shall not be adjusted, without the prior written consent of the Target and Parent, provided, however, that such Stock Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, occurring on or after the date hereof and prior to the Effective Time.

ARTICLE 2

EFFECT OF THE ACQUISITION ON THE OPERATIONS OF TARGET

Section 2.1 Management of Target. During the three fiscal years following the Closing (the “Transition Period”), the Parent agrees to keep the current executive officers of the Target in their respective positions to continue the operations of the Target pursuant to the existing employment agreements. The Transition Period shall commence from the first day of the fiscal year (the “First Fiscal Year”) when the Closing occurs and end on the last date of the fiscal year (the “Third Fiscal Year”) when the two-year anniversary of the Closing occurs. For example, if the Closing occurs on December 31, 2019, the First Fiscal Year will be the year of 2019 and the Third Fiscal Year will be the year of 2021. The Second Fiscal Year means the fiscal year between the First Fiscal Year and Third Fiscal Year. During the Transition Period and prior to the Parent being listed on a national stock exchange, such as the Nasdaq or New York Stock Exchange, the Target’s executive officers shall have discretion to decide the matters regarding financing, administration and human resources of the Target; and upon listing the Parent’s common stock on the national stock exchange, the Parent shall manage the risk control and financing of the Target.

Section 2.2 Submission of Budget. At least ninety (90) days prior to the end of each fiscal year after the Effective Time, the Chief Executive Officer or President of the Target shall submit a budget for the next fiscal year to the Board of the Parent for review.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target hereby represents and warrants to Parent and WFOE that, except as set forth on the Target Schedule of Exceptions delivered by Target to the Parent and WFOE prior to the execution of this Agreement and thereafter twenty (20) Business Days prior to Closing (the “Target Schedule of Exceptions”), it being understood that a disclosure in any section of the Target Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Target Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Target Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Target Schedule of Exceptions will be delivered to Parent and WFOE two (2) Business Days prior to the Closing:

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Section 3.1 Organization and Qualification. Target and each Subsidiary thereof is a corporation or the equivalent thereof in the jurisdiction of its formation, duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect. “Target Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition, results of operations or prospects of Target and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay Target from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby.

Section 3.2 Articles of Incorporation and Bylaws. Target has heretofore furnished or otherwise made available to Parent and WFOE a complete and correct copy of the articles of incorporation or equivalent formation documents (the “Articles of Incorporation”) and bylaws (the “Bylaws”) of Target and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors or equivalent since January 1, 2017, other than those with respect to consideration and approval of the Acquisition. The Articles of Incorporation and Bylaws of Target and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon Target or its Subsidiaries. Neither Target nor its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws or equivalent in any material respect.

Section 3.3 Capitalization. As of the date of this Agreement, all outstanding shares of common stock and any other derivative equity security as described in section (a) below of the Target are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights. As of the date hereof, the Target Shareholders as listed on Schedule A own 100% of the Target equity interest issued and outstanding and the Target has agreed not to issue additional equity interest prior to the Effective Time.

(a) As of the date of this Agreement, (i) there are not reserved but unissued any (A) shares of capital stock or other voting securities of Target, (B) securities of Target or its affiliates convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Target or (C) options or other rights to acquire from Target, or any obligation of Target to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Target (collectively, “Target Securities”); (ii) there are no outstanding obligations of Target to repurchase, redeem or otherwise acquire any Target Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Target to which Target is a party.

(b) Neither Target nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Target on any matter.

(c) Except as set forth in the Target Schedule of Exceptions, each of Target and its Subsidiaries has good title to all of their respective assets and properties, free and clear of all Liens and Target has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

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Section 3.4 Authority.

(a) Target has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof by Parent and WFOE, and each Target Shareholder, constitutes a legal, valid and binding obligation of Target enforceable against Target in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(d) The Board of Directors of Target has, by resolutions duly adopted at a meeting duly called and held (the "Target Board Approval") (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, the Acquisition, and other transactions contemplated herein and (iii) determined that the terms of the Acquisition are fair to and in the best interests of the Target Shareholders.

Section 3.5 No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.5(a) of the Target Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below: (e) the execution, delivery and performance of this Agreement by Target do not and will not (i) conflict with or violate the respective Articles of Incorporation or Bylaws of Target or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law; and, in each case, any comparable state law (“Law”) applicable to Target or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Target or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Target Contract”) to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Target Material Adverse Effect.

(e) Except as set forth in Section 3.5(b) of the Target Schedule of Exceptions, the execution, delivery and performance of this Agreement by Target and the consummation thereof do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body.

Section 3.6 Compliance.

(a) To the Knowledge of Target, Target and its Subsidiaries are not in violation of any Law applicable to Target or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect.

(b) Target and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no Target Proceeding has been filed or commenced, or to the Knowledge of Target, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, the law of the People’s Republic of China or of any Chinese provincial government whether or not corrected. Target and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither Target, nor any of its Subsidiaries, nor, to Target’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of Target or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

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Section 3.7 Financial Statements

(a) Target has provided to the Parent audited consolidated financial statements of Target (including any related notes thereto) for the fiscal years ended December 31, 2018 and 2017 (the “Target Audited Financial Statements”) which have been prepared in accordance with GAAP as in effect in the United States and Regulation S-X promulgated under the Securities Act of 1934 for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Target at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The Target Interim Financial Statements, provided to the Parent, will have been prepared in accordance with GAAP and Regulation S-X for interim financial statements in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of Target as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(b) Target does not have any liabilities of any nature, except liabilities that (i) will be accrued or reserved against in the Target Interim Financial Statements, when provided to Parent, or will be reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect. Section 3.7(b) of the Target Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation any operating lease or capital lease, that do not exceed $25,000 in the aggregate.

Section 3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Target Schedule of Exceptions, since January 1, 2019, until the Closing Date, and except as contemplated by this Agreement, Target and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been

(a) any change, event or occurrence which has had or would reasonably be expected to have Target Material Adverse Effect; (

b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of Target’s capital stock;

(c) any redemption, repurchase or other acquisition of any shares of capital stock of Target (other than in connection with the forfeiture or exercise of equity based awards, options in accordance with existing agreements or terms);

(d) any granting by Target to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Target’s Stock Incentive Plan;

(e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to January 1, 2019;

(f) any entry by Target or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of Target;

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(g) any material change by Target or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or

(h) any material change in the tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to Target or a Subsidiary of Target, unless required by GAAP or applicable Law.

Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the Target Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of Target, governmental investigations (“Target Proceedings”) pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries, other than any Target Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect. Neither Target or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10 of the Target Schedule of Exceptions contains a true and complete list of each Target Plan (as defined below). As used herein, the term “Target Plan” means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States (such as social security insurance in China), and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary or commissions, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by Target or any of its Subsidiaries or to which Target or any of its Subsidiaries contributes to or for which Target or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of a Target ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of Target, its Subsidiaries or any Target ERISA Affiliate (collectively, the “Target Employees”). Target has made available to Parent copies of all material documents constituting the Target Plans, the three most recently filed Forms 5500 for such Target Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS”) determination letters for the Target Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Body with respect to the Target Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Target Plans. For purposes of this Section 3.10, the term Target includes any Target ERISA Affiliate. The term “Target ERISA Affiliate” means any person, that together with Target, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which Target is or has been a general partner.

(b) Each Target Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Target Material Adverse Effect. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Target Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Target Material Adverse Effect. With respect to each Target Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for Target or any of its Subsidiaries or, to the Knowledge of Target, any stockholder, officer, director or employee of Target or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a Target Material Adverse Effect. There are no pending or threatened claims by or on behalf of any Target Plan, or by or on behalf of any participants or beneficiaries of any Target Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. To the Knowledge of Target, no Target Plan is presently under investigation, audit or examination by any Governmental Body, and no matters are pending with respect to any Target Plan under any IRS program.

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(c) Each Target Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 3.10(a) of the Target Schedule of Exceptions, Target and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of Target, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each Target Plan has been timely amended to comply with applicable Law.

(d) Target and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Target Plans is a multiemployer plan (as defined in section 3(37) of ERISA). Target and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control. There is not now, and to the Knowledge of Target there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to Target Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of Target or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e) The execution, delivery and performance by Target of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Target Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Target Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Target to amend or terminate any Target Plan. No Target Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of Target that will be considered an “excess parachute payment” under section 280G of the Code. Target and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Target Plan or other agreement of Target or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. Target and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each Target Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f) With respect to any Target Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Target Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Target Material Adverse Effect. No Target Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

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(g) Target and each of its Subsidiaries have paid all amounts that Target and each of its Subsidiaries are required to pay as contributions to the Target Plans as of the last day of the most recent fiscal year of each of the Target Plans; all benefits accrued under any funded or unfunded Target Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Target Plans have been transferred to the appropriate Target Plan in a timely manner as required by applicable Law.

(h) Target and its Subsidiaries have made no plan or commitment to create any additional Target Plan or to modify or change any existing Target Plan.

(i) Target does not maintain any benefit or compensation arrangement outside the jurisdiction of the United States or China, or one that covers any employee residing or working outside the United States and China. For the purposes of this Section 3.10, China excludes Taiwan, the Special District of Hong Kong and Special District of Macau.

Section 3.11 Labor and Employment Matters. Target and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by Target or any of its Subsidiaries or any persons otherwise performing services primarily for Target and its Subsidiaries. To the Knowledge of Target, there are no unfair labor practice complaints pending against Target or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”), the Chinese equivalent authority or agency, or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Target, threatened against or involving Target or any of its Subsidiaries. No labor organization or group of employees of Target or any of its Subsidiaries has made a pending demand for recognition or certification. Target and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB, the Chinese equivalent authority or agency, or any other labor relations tribunal or authority. Target and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Target Material Adverse Effect.

Section 3.12 Insurance. All material insurance policies of Target and its Subsidiaries are listed in Section 3.12 of the Target Schedule of Exceptions. Except as listed in Section 3.12 of the Target Schedule of Exceptions, no occurrence of the insured incident would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect:

(a) all insurance policies of Target and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law;

(b) Target and its Subsidiaries are not in breach or default, and Target and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and

(c) to the Knowledge of Target, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13 Properties. Target and its Subsidiaries own no real property. Section 3.13 of the Target Schedule of Exceptions contains a complete and correct list of all real property leased by Target and its Subsidiaries (the “Target Leased Property”). Target and its Subsidiaries have good and valid leasehold interests in all Target Leased Property. With respect to all Target Leased Property, there is not, under any of such leases, any existing default by Target or any of its Subsidiaries or, to the Knowledge of Target, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by Target or any of its Subsidiaries or, to the Knowledge of Target, the counterparties thereto. The Target Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of Target’s business.

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Section 3.14 Tax Matters. Subject to such exceptions that would not have a Target Material Adverse Effect:

(a) Each of Target and its Subsidiaries has timely filed all Tax Returns required to be filed by it or has timely filed appropriate extensions with the authorities in the jurisdictions where they are or may be subject to any tax liabilities and each such Tax Return was complete and correct in all material respects at the time of filing. Each of Target and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the Target Interim Financial Statements, when provided to the Parent, will reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Target and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) To the Knowledge of Target, no Tax Return of Target or any of its Subsidiaries is under audit or examination by any taxing authority. Neither Target nor any of its Subsidiaries has received written or, to the Knowledge of Target, verbal notice of such an audit or examination. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Target or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination of Target relating to Taxes by any taxing authority has been timely paid. Neither Target nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which Target or any Subsidiary has not filed a Tax Return for any period that Target or such Subsidiary is required to file a Tax Return in such jurisdiction.

(c) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of Target or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of Target to act on behalf of Target) with respect to any Taxes has been executed or filed with any taxing authority. Neither Target nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among Target and its Subsidiaries).

(d) Neither Target nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Target or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than Target or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(e) No Liens for Taxes exist with respect to any assets or properties of Target or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens either not in excess of $50,000, in the aggregate, except as set forth on Section 3.14(f) of the Target Schedule of Exceptions.

(f) Reserved.

(g) Reserved.

(h) During the two (2) year period ending on the date hereof, neither Target nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

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Section 3.15 Reserved.

Section 3.16 Reserved.

Section 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Target or any of its Subsidiaries or for which Target or any of its Subsidiaries may be financially liable.

Section 3.18 Takeover Statutes. Target has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent, and Target Shareholders, to the Knowledge of Target as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under the Laws applicable to Target will be applicable to the Acquisition contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement or any of the other transactions contemplated by this Agreement.

Section 3.19 Intellectual Property. Except as set forth in Section 3.19 of the Target Schedule of Exceptions, to the Knowledge of Target, Target or one of its Subsidiaries (as specifically identified on Exhibit 3.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Exhibit 3.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Target Schedule of Exceptions Section 3.19(b). Target or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Target Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by Target and its Subsidiaries (collectively, the “Target Intellectual Property Rights”). Except as would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of Target threatened, (i) alleging infringement, misappropriation, violation or dilution by Target or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Target Schedule of Exceptions or the Target Intellectual Property Rights therein and (ii) by Target or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of products or services by Target and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of Target, the Target Intellectual Property Rights are not being infringed by any third party; (c) no Target Intellectual Property Right will terminate or cease to be a valid right of Target or any of its Subsidiaries by reason of the execution and delivery of this Agreement by Target, the performance of Target of its obligations hereunder, or the consummation of the Acquisition; and (d) except as set forth in Section 3.19 of the Target Schedule of Exceptions, Target and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “copyrights” mean United States and non-U.S. copyrights, including all foreign counterparts of any of the foregoing.

Section 3.20 Contracts. (a) Except for this Agreement and except for Contracts set forth in Section 3.20 of the Target Schedule of Exceptions, as of the date of this Agreement, Target or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by Target as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants binding upon Target or any of its Subsidiaries that restrict the ability of Target or any of its Subsidiaries to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $25,000 related to any product of Target or any Target Affiliate , or (iv) that would prevent, materially delay or materially impede Target’s ability to consummate the transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 3.20(a) or Section 3.20(b) of the Target Schedule of Exceptions is referred to herein as a “Target Material Contract”.

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(b) Each of the Target Material Contracts is valid and binding on Target or the applicable Subsidiary of Target, as the case may be, and, to the Knowledge of Target, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect. There is no default under any Target Material Contract by Target or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Target or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Target Material Adverse Effect.

Section 3.21 Affiliate Transactions. Except as otherwise disclosed in Section 3.21 of the Target Schedule of Exceptions, no executive officer or director of Target or any Subsidiary thereof or any Person owning 4.99% or more of the shares or equity interest of Target or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “Target Affiliate”) is a party to any Contract with or binding upon Target or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by Target or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22 Licenses. Target possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation all such certificates, authorizations and permits required by the Chinese, U.S. and other governmental and regulatory agencies or bodies engaged in the regulation of moving picture production and copyright licensing and trading, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not reasonably be expected to result in a Target Material Adverse Effect. Target has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Target Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE TARGET SHAREHOLDERS

Each Target Shareholder, severally and not jointly and only as to his self, her self or itself, as the case may be, hereby represents and warrants to the other Parties; and it being further understood that each of the following representations and warranties shall remain accurate and effective until the Closing, unless specified otherwise:

Section 4.1 Power and Authority. All acts required to be taken by each of the Target Shareholders to enter into this Agreement and to carry out the Acquisition have been properly taken. The obligations of each Target Shareholder under this Agreement constitute legal, valid and binding obligations of each Target Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 4.2 No Conflicts. The execution and delivery of this Agreement by each Target Shareholder (i) will not require the consent of any Governmental Bodies under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to such Shareholder; and (iii) will not violate or breach any contractual obligations of such Shareholder based on any Contract to which the Shareholder is a party and which prohibits the Acquisition contemplated hereby.

Section 4.3 No Finders’ Fee. Neither each Target Shareholder nor its agent or representative has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Acquisition contemplated herein.

Section 4.4 Purchase Entirely for Own Account. The Common Stock to be acquired by each of the Target Shareholders hereunder will be acquired for investment for their own accounts, and not with an immediate view to the resale or distribution of any part thereof, and each Shareholder has no present intent of selling or otherwise distributing any shares of the Parent’s Common Stock, except in compliance with applicable securities Laws and subject to Section 7.5 and other terms and conditions contained herein.

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Section 4.5 Available Information. Each Target Shareholder has such Knowledge and experience in financial and business matters that he/she/it is capable of evaluating the merits and risks of an investment in the Parent and has had an opportunity to ask questions of and receive answers from the management team of the Parent relative to the financial condition and affairs thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND WFOE

Parent and WFOE hereby, jointly and severally, represent and warrant to the other Parties that, except as identified in the SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent to Target and Target Shareholders prior to the execution of this Agreement and thereafter prior to Closing (the “Parent Schedule of Exceptions”), it being understood that a disclosure in any section of the Parent Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Parent Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Parent Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Parent Schedule of Exceptions will be delivered to Target and Target Shareholders prior to the Closing:

Section 5.1 Organization and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby.

Section 5.2 Articles of Incorporation and Bylaws. Parent has heretofore furnished or otherwise made available to Parent and Parent a complete and correct copy of Articles of Incorporation and Bylaws of Parent and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since January 1, 2017, other than those with respect to consideration and approval of the Acquisition. The Articles of Incorporation and Bylaws of Parent and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon Parent or WFOE. Neither Parent nor its Subsidiaries is in violation of any provisions of its Articles of Incorporation or Bylaws in any material respect.

Section 5.3 Capitalization. (a) The authorized capital stock of Parent consists of six hundred million (600,000,000) shares of common stock, par value $0.001 per share.

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(a) As of the date of this Agreement: (i) two hundred twenty million five hundred fifty thousand (220,550,000) shares of Parent Common Stock are issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, and (ii) an aggregate of approximately twelve million nine hundred thousand (12,900,000) shares of Parent Common Stock were reserved for issuance upon or otherwise deliverable in connection with private purchase of Parent Common Stock and five hundred thousand (500,000) shares of Parent Common Stock reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the Parent’s 2019 Equity Incentive Plan (the “2019 Parent Stock Plan”). Section 5.3 of the Parent Schedule of Exceptions sets forth, as of the date of this Agreement, each equity-based award, phantom right, and option outstanding under the 2019 Parent Stock Plan or otherwise, the number of shares of Parent Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto. Unless disclosed on Section 5.3 of the Parent Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a Parent Stock Plan or otherwise. The Parent has determined to reserve an aggregate of twenty-eight million (28,000,000) shares of Parent Common Stock for issuance to the employees of the Target at the direction of the Board based on their performance.

(b) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 5.3, and except as set forth on Section 5.3 of the Parent Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) Section 5.3(e) of the Parent Schedule of Exceptions sets forth (x) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by Parent or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Parent has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

(e) Except as set forth in Section 5.3(f) of the Parent Schedule of Exceptions, Parent and its Subsidiaries have good title to all of their respective assets and properties, free and clear of all Liens.

(f) Except as set forth in Section 5.3(g) of the Parent Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which Parent or its Subsidiaries or, to the Knowledge of Parent, is a party or by which Parent is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Parent or its Subsidiaries.

Section 5.4 Authority. (h) Each of Parent and WFOE has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole stockholder of WFOE has approved this Agreement. The execution, delivery and performance of this Agreement by each of Parent and WFOE and the consummation by each of Parent and WFOE of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and WFOE, and no other corporate proceedings on the part of Parent or WFOE are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the necessary authorities in China). Neither the approval or adoption of this Agreement, the transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and WFOE and, assuming the due authorization, execution and delivery hereof by Target and Target Shareholders, constitutes a legal, valid and binding obligation of each of Parent and WFOE enforceable against each of Parent and WFOE in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

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Section 5.5 No Conflict; Required Filings and Consents. Except as set forth on Schedule 5.5(a) of the Parent Schedule of Exceptions: (i) the execution, delivery and performance of this Agreement by Parent and WFOE do not and will not (i) conflict with or violate the respective Articles of Incorporation or Bylaws of Parent or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any Contracts to which Parent or any Subsidiary is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and WFOE and the consummation of the transactions contemplated hereby by each of Parent and WFOE do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) any necessary authorities in China, and (ii) any such consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect (collectively, the “Parent Required Consents”).

Section 5.6 Compliance.

(a) To the Knowledge of Parent, Parent and its Subsidiaries are not in violation of any Law applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no Parent Proceeding has been filed or commenced, or to the Knowledge of Parent, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected. Parent and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither Parent, nor any of its Subsidiaries, nor, to Parent’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of Parent or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

Section 5.7 SEC Filings; Financial Statements (d) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since April 30, 2019 and prior to the date hereof (such documents filed since April 30, 2019 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(a) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Current Report on Form 8-K filed on May 8, 2019, for the fiscal years ended December 30, 2017 and December 30, 2018 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since April 30, 2019 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(b) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within the Parent.

(c) Since April 30, 2019, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Since April 30, 2019, except as disclosed in the Parent’s SEC Reports, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). To the Knowledge of Parent, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Section 5.7(f) of the Parent Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

(f) Each of the “principal executive officer” of Parent (as defined in Sarbanes-Oxley Act of 2002) and the “principal financial officer” of Parent (as defined in Sarbanes-Oxley Act of 2002 ) has made all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC with respect to the SEC Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

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Section 5.8 Absence of Certain Changes or Events. Except as set forth on Section 5.8 of the Parent Schedule of Exceptions, since April 30, 2019 until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 Absence of Litigation. Except as set forth on Section 5.9 of the Parent Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of Parent, governmental investigations (“Parent Proceedings”) pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.10 Labor and Employment Matters. Parent and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by Parent or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries. To the Knowledge of Parent, there are no unfair labor practice complaints pending against Parent or any of its Subsidiaries before any labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries. No labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification. Parent and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with any labor relations tribunal or authority. Parent and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Insurance. All material insurance policies of Parent and its Subsidiaries are listed in Section 5.11 of the Parent Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect: (a) all insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) Parent and its Subsidiaries are not in breach or default, and Parent and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of Parent, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 5.12 Properties. Parent and its Subsidiaries own no real property. Section 5.12 of the Parent Schedule of Exceptions contains a complete and correct list of all real property leased by Parent and its Subsidiaries (the “Parent Leased Property”). Parent and its Subsidiaries have good and valid leasehold interests in all Parent Leased Property. With respect to all Parent Leased Property, there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, the counterparties thereto. The Parent Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of Parent’s business.

Section 5.13 Reserved.

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Section 5.14 Brokers. Other than Mr. Yu Zhao, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries may be financially liable. The Parent has the obligation to pay Mr. Yu Zhao a total of 1,680,000 shares of Parent Common Stock at a time to be determined by the Parent and Mr. Yu Zhao but prior to Closing.

Section 5.15 Takeover Statutes. Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Target and Target Shareholders, to the Knowledge of Parent as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to Parent, including those under the NRS, will be applicable to the Mergers or the other transactions contemplated hereby. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.16 Intellectual Property. Except as set forth in Section 5.16 of the Parent Schedule of Exceptions, to the Knowledge of Parent, Parent or one of its Subsidiaries (as specifically identified on Schedule 5.16(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 5.16(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 5.16(b), except as noted on Schedule 5.16(b). Parent or such Subsidiary owns or has the rights to use, free and clear of any Liens, but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 5.16(a) or Section 5.16(b) of the Parent Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by Parent and its Subsidiaries (collectively, the “Parent Intellectual Property Rights”). Except as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of Parent threatened, (i) alleging infringement, misappropriation, violation or dilution by Parent or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 5.16(a) or Section 5.16(b) of the Parent Schedule of Exceptions or the Parent Intellectual Property Rights therein and (ii) by Parent or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of products or services by Parent and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of Parent, the Parent Intellectual Property Rights are not being infringed by any third party; (c) no Parent Intellectual Property Right will terminate or cease to be a valid right of Parent or any of its Subsidiaries by reason of the execution and delivery of this Agreement by Parent, the performance of Parent of its obligations hereunder, or the consummation by Parent of the Acquisition; and (d) except as set forth in Section 5.16 of the Parent Schedule of Exceptions, Parent and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.

Section 5.17 Contracts. (e) Except for this Agreement and except for Contracts filed as exhibits to the SEC Reports, as of the date of this Agreement, none of Parent or any of its Subsidiaries is not a party to or bound by any Contract: (i) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants binding upon Parent or any of its Subsidiaries that restrict the ability of Parent or any of its Subsidiaries (or which, following the consummation of the Acquisition, would materially restrict the ability of Parent or any Parent Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $25,000 related to any product of Parent or any Parent Affiliate , or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Acquisitions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 5.17(a) of the Parent Schedule of Exceptions is referred to herein as a “Parent Material Contract”.

(c) Each of the Parent Material Contracts is valid and binding on Parent or the applicable Subsidiary of Parent, as the case may be, and, to the Knowledge of Parent, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. There is no default under any Parent Material Contract by Parent or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

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Section 5.18 Affiliate Transactions. Except as otherwise disclosed in Section 5.18 of the Parent Schedule of Exceptions, no executive officer or director of Parent or any Subsidiary thereof or any Person owning 4.99% or more of the shares of Parent Common Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “Parent Affiliate”) is a party to any Contract with or binding upon Parent or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by Parent or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 5.19 Operations of WFOE. As of the date of this Agreement, the sole member of WFOE is China VTV Ltd., a Hong Kong company and a wholly-owned subsidiary of Parent. Prior to the Effective Time, the WFOE will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.20 Ownership of Shares. Except as set forth on Section 5.20 of the Parent Schedule of Exceptions, neither Parent nor any of its Subsidiaries nor any of the Parent Affiliates owns (directly or indirectly, beneficially or of record) any equity in the Target or holds any rights to acquire any equity interest in the Target, except pursuant to this Agreement.

Section 5.21 Availability of Shares. Parent has sufficient shares of Common Stock authorized and available to be issued to consummate the Acquisition on the terms set forth herein.

Section 5.22 License. Parent and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their business as currently conducted, including without limitation all such certificates, authorizations and permits required by the Chinese, Hong Kong Special District, U.S. and other governmental and regulatory agencies or bodies engaged in the regulation of internet media, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE ACQUISITION

Section 6.1 Conduct of Business of the Target Pending the Acquisition. Target covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Target Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of Target and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 6.1, Target shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Target Schedule of Exceptions or as required by Law, Target and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

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(a) amend or otherwise change its Articles of Incorporation or Bylaws;

(b) except as set forth in Section 6.1(b) of the Target Schedule of Exceptions, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of shares of Target Common Stock upon the exercise of options or in connection with other stock-based awards in each case outstanding as of the date hereof);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) except as set forth in Section 6.1(d) of the Target Schedule of Exceptions, adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the cancellation of options in connection with Section 1.6 of this Agreement, the forfeiture or exercise of equity-based awards or options in accordance with existing agreements or terms (or awards or options granted after the date hereof in compliance with Section 6.1(b));

(e) reserved;

(f) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g) except as set forth in Section 6.1(g) of the Target Schedule of Exceptions, (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on Target or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Target Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h) authorize any new capital expenditures in amounts more than $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(i) except as set forth in Section 6.1(i) of the Target Schedule of Exceptions, incur or modify in any material terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $50,000 in the aggregate;

(j) except as set forth in Section 6.1(j) of the Target Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses except that in the case of employees, Target or its Subsidiaries may increase, without the prior written consent of the Parent, compensation or benefits of Target or Subsidiary employees by not more than $75,000 in the aggregate for all employees; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees or establish, adopt, enter into or materially amend or terminate any stock incentive plan of the Target or collective bargaining agreement except that Target or any Subsidiary may enter into, without the prior written consent of the Parent, any employment agreement or independent contractor agreement without change of control or severance provisions with any new field office employee or registered representative in the ordinary course of business consistent with prior practice, and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any stock incentive plan of the Target or trust not required to be funded;

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(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to Target or a Subsidiary of Target, unless required by GAAP or applicable Law;

(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by Target or any of its Subsidiaries in excess of $50,000 net of insurance and net of collection from other parties or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Target Intellectual Property Rights or any other material assets; or

(o) agree to take any of the actions described in Section 6.1(a) through Section 5.1(n).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1 Cash Payments. The Parent shall dedicate forty percent (40%) of the net proceeds actually received in any public or private equity offering (the “Qualified Offering”), whereby the Parent raises at least $20,000,000 USD in the gross proceeds before deducting any underwriter or placement agent’s discount and commissions and any offering expenses, to pay to the Target Shareholders in pro rata with the Target Shareholder Equity Percentage as set forth in Schedule A until the total amount of the Cash Consideration is paid in full without the obligation to pay any interest thereon. The Parent shall make such payments by wire transfer to the Target Shareholders in accordance with this Section twenty (20) business days after the closing of each Qualified Offering in Chinese dollars or the currency in which the Parent receives the funds in a Qualified Offering. If the Parent uses a currency denomination other than Chinese dollars to pay the Cash Consideration, the Parties hereby agree to use the midpoint exchange rate published by the Chinese Central Bank one (1) business day prior to the day of each payment. Net Proceeds shall mean the fund raised in a Qualified Offering after deducting any underwriter or placement agent’s discount and commissions and any direct offering expenses, such as legal fees and accounting fees incurred directly as a result of such Qualified Offering.

Section 7.2 Regulatory Matters. (a) Target and Parent shall cooperate in preparing and promptly cause to be filed with the SEC the Prospectus and the Form S-1 for a public offering to be conducted after the consummation of the Acquisition. Parent and Target shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments and advise the other party of any oral comments with respect to the Prospectus or the S-1 received from the SEC. Each party shall cooperate and provide the other parties with a reasonable opportunity not exceeding three (3) Business Days to review and comment on any amendment or supplement to the Prospectus or the S-1 prior to filing such with the SEC. Each of Parent and Target shall use reasonable best efforts to have the S-1 declared effective under the Securities Act as promptly as practicable after such filing. The prospectus or S-1 may include certain selling shareholders’ offering in addition to the sales of Parent Common Stock to be issued by the Parent.

(a) Subject to the other provisions of this Agreement, Parent and Target shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable any consents, approvals and authorizations of all third parties and Governmental Bodies which are necessary or advisable to consummate the Acquisition contemplated by this Agreement and to comply with the terms and conditions of all such consents, approvals and authorizations of all such third parties and Governmental Bodies.

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Section 7.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, Target shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of Target and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through their respective officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Target and its Subsidiaries. Target shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law. Each of Parent and its Subsidiaries will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Target and its Subsidiaries furnished to Parent and its Subsidiaries in connection with the Acquisition contemplated by this Agreement.

(b) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Parent shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Target reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Parent and its Subsidiaries, and shall furnish Target with all financial, operating and other data and information as Target, through their respective officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Parent and its Subsidiaries. The Parent shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law. Target will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Parent and its respective Subsidiaries furnished to Target in connection with the transactions contemplated by this Agreement.

Section 7.4 Target Acquisition Proposals. (c) Target agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 10% or greater economic or voting interest in Target, or (y) the assets, securities or other ownership interests of or in Target representing 10% or more of the consolidated assets of Target, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Target Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, a Target Acquisition Proposal; provided, however, that Target and its representatives may, in response to a written Target Acquisition Proposal that the Board of Directors of Target determines, in good faith, after consultation with its financial advisors, constitutes, a Target Superior Proposal, and which Target Acquisition Proposal did not result from a material breach of this Section 7.4(a), (x) provide access or furnish information with respect to Target to the Person making such Target Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Target Acquisition Proposal (and its representatives) regarding such Target Acquisition Proposal; provided further, however, that, subject to the right of Target to withhold information where such disclosure would contravene any Law, Target shall promptly provide to Parent any non-public information that is provided to the Person making such Target Acquisition Proposal or its representatives that was not previously provided to Parent. Target shall, and shall cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Target Acquisition Proposal. Target shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Target Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Target Acquisition Proposal and the material terms and conditions thereof, and shall keep Parent apprised of any related material developments, discussions and negotiations related thereto.

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For purposes of this Agreement, the term “Target Superior Proposal” means any offer made by a third party that the Board of Directors of Target reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and Target, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Target Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of Target and its Subsidiaries for consideration consisting of consideration payable to holders of shares of Target Common Stock that the Board of Directors of Target determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to Target Shareholders than the Acquisition contemplated herein, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Target Superior Proposal or otherwise. The Board of Directors of Target shall not (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify in a manner adverse to Parent, the Target Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as a “Target Adverse Recommendation Change”), unless the Board of Directors of Target determines in good faith, after consultation with its legal and financial advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Target Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Target Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit Target to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Target Acquisition Agreement”) constituting or related to, or which is intended to lead to any Target Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 7.4(b) to the contrary, the Board of Directors of Target may, in response to a Target Superior Proposal, cause Target to terminate this Agreement pursuant to Section 9.1(g) in order to concurrently enter into a Target Acquisition Agreement; provided, however, that Target shall not terminate this Agreement pursuant to Section 9.1(g), and any purported termination pursuant to Section 9.1(g) shall be void and of no force or effect, unless Target shall have complied with all the provisions of this Section 7.4, including the notification provisions in this Section 7.4, and with all applicable requirements of Section 9.2 in connection with such Target Superior Proposal; and provided further, however, that Target shall not exercise its right to terminate this Agreement pursuant to Section 9.1(g) until after the second Business Day following Parent’s receipt of written notice (a “Notice of Target Superior Proposal”) from Target advising Parent that the Board of Directors of Target has received a Target Superior Proposal, identifying the Person making such Target Superior Proposal and the material terms and conditions of the Target Superior Proposal and stating that the Target Board intends to exercise its right to terminate this Agreement pursuant to Section 9.1(g) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Target Superior Proposal shall require a new Notice of Target Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of Target shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Target Superior Proposal or otherwise).

(b) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit Target from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Target Shareholders if, in the good faith judgment of the Board of Directors of Target, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 7.5 Reserved.

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Section 7.6 Directors’ and Officers’ Indemnification and Insurance. (e) Parent and Target agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of Target (the “Indemnified Party”) and its respective Subsidiaries as provided in their Articles of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of Target and it respective Subsidiaries, as applicable, as in effect on the date of this Agreement shall remain intact, without further action, at the Effective Time and shall survive and continue in full force and effect in accordance with their terms. Further, the amended and restated Articles of Incorporation and Bylaws of Target shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in Target’s Articles of Incorporation and Bylaws, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of five (5) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the NRS or Chinese Laws, as applicable, during such period.

(b) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6.

Section 7.7 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Acquisition and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Acquisition.

(a) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.7(a), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any U.S. or foreign Governmental Body or any private party challenging any of the transactions contemplated hereby or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, WFOE, Target, and each Target Shareholder shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Acquisition or the satisfaction of any condition set forth in ARTICLE 8, each of Parent, Target and Target Shareholder shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Acquisition contemplated by this Agreement.

Section 7.8 Public Announcements. Each of Target, Parent and WFOE agrees that no public release or announcement (including public filings with the SEC) concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Target and the Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that Parent may include disclosures relating to the transactions contemplated hereby in its periodic filings with the SEC without seeking consent from, or consulting with, any other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and Target (or made individually by Target or Parent, if previously consented to by the other party); provided, finally, that (i) Target shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of a Target Acquisition Proposal and matters related thereto or a Target Adverse Recommendation Change or other communications contemplated by Section 7.4(b).

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Section 7.9 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1, Target, Target Shareholders and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 8.1 impossible or unlikely.

Section 7.10 True-up. Upon listing the Parent Common Stock on a national securities exchange, if the Closing Stock Price falls below $4.00 per share at the end of the tenth trading day on such exchange, the Parent shall have the obligation to issue the true-up shares (the “True-up Shares”) of Parent Common Stock in the aggregate amount that equals to the result of the following:

($4-the Closing Stock Price)* 24,000,000/ the Closing Stock Price

to the Target Shareholders in accordance with their respective Target Shareholder Equity Percentage.

Section 7.11 Anti-Takeover Statute. If any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws, including those under the Nevada Revised Statute, is or may become applicable to this Agreement (including the ransactions contemplated hereby), each of Parent and Target and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.12 Milestones and Claw-back. The Target aims to meet the following milestones in respect of its post-tax net profits for the First, Second and Third Fiscal Years:

Separate Net Income Standard	Net Income of the Target and its ubsidiaries on a Consolidated, Combined and Post-Tax Basis (under U.S. GAAP) in Chinese Dollars*
First Fiscal Year (2019)	RMB 45,000,000
Second Fiscal Year (2020)	RMB 80,000,000
Third Fiscal Year (2021)	RMB 90,000,000
Alternative Accumulated Net Income Standard
The First and Second Fiscal Years (2019 and 2020)	A sum of RMB 125,000,000
The First, Second and Third Fiscal Years (2019, 2020 and 2021)	A sum of RMB 215,000,000

*to calculate the equivalent U.S. dollars, use the midpoint exchange rate published by the Chinese Central Bank one Business Day preceding the Claw-Back Payment Day.

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If the Target fails to meet either the Separate Net Income Standard or the Alternative Accumulated Net Income Standard as set forth in the chart above at the end of the Third Fiscal Year, each Target Shareholder shall return Parent the Parent Common Stock in the share amount as calculated in accordance with the following formula:

Shares of Parent Common Stock to be Returned by Each Target Shareholder

=3.8* (the Accumulated Net Income Milestone – Actual Accumulated Net Income for the First, Second and Third Fiscal Years)*Target Shareholder Equity Percentage / Closing Parent Common Stock Price One Day prior to the Return Date

In lieu of returning the Parent Common Stock, each Target Shareholder may choose to pay the Parent in cash in the amount that equals to the result of: 3.8* (the Accumulated Net Income Milestone – Actual Accumulated Net Income for the First, Second and Third Fiscal Years)*Target Shareholder Equity Percentage. The shares of Parent Common Stock, the equivalent amount of cash or a mix of cash and stock to be returned by each Target Shareholder to the Parent are hereinafter referred as the “Claw-back Payments.” Should the Target Shareholder have to render the Claw-back Payments pursuant to this Section 7.12, each Target Shareholder shall submit the signed consent notice (the “Claw-back Consent Notice”) substantially in the form attached herein as Exhibit 7.12 and/or a wire of the equivalent amount of cash payments to the Parent three (3) Business Days after receiving the written confirmation from the Parent. Pursuant to this Section 7.12, the Parent shall send each Target Shareholder a notice in writing (the “Claw-back Notice”) to inform each Target Shareholder the need and amount of the Parent Common Stock or cash to be returned promptly after the filing of the Parent’s annual report on Form 10-K for the Third Fiscal Year with the SEC.

Upon the Parent sending the Claw-back Notice to each Target Shareholder as described above, the Parties agree that the Parent’s obligations to make payments of Cash Consideration to the Target Shareholders under Sections 1.1 and 7.1 shall be suspended temporarily and such standstill will not trigger the Change of Control under Section 7.13; upon each Target Shareholder fulfilling their obligations under this Section 7.12, Sections 1.1, 7.1 and 7.13 shall resume in full force and effect.

Section 7.13 Change of Control/Parent Board of Directors and Additional Issuances. Subject to Section 7.12, the Parent and the Target agree that if the Parent does not make payments of at least half of the Cash Consideration to the Target Shareholders within one (1) year commencing on the first trading day (excluding the first trading day) of the Parent Common Stock on a national stock exchange, such as the Nasdaq or New York Stock Exchange, i) the Target shall have the right to appoint the majority of the Parent Board of Directors and manage and operate the Parent and its Subsidiaries (“Change of Control”) and ii) each of the Target Shareholders shall have the right to receive the number of shares of the Parent Common Stock equal to the result of (the total amount of Cash Consideration – the sum of cash received by the Target Shareholders)/ $2.00 per share* Target Shareholder Equity Percentage. The Parent shall use its best efforts to have the holders of more than 50% Parent Common Stock issued and outstanding as of Closing Date execute a limited voting proxy substantially in the form attached herein as Exhibit 7.13 to effect Change of Control in accordance with this Section 7.13.

Section 7.14 Certain Fees and Expenses. At or prior to Closing, each Party shall pay in full its outside legal counsel and accountants for any fees and expenses incurred in connection with the Agreement and consummation of the transactions contemplated herein.

Section 7.15 Non-Competition. Each of Ms. Qiongfang Shi and Shenzhen Qianhai Junlong Culture Media Limited Partnership, each a Non-Competition Target Shareholder, hereby severally, covenants and agrees that during the First, Second and Third Fiscal Years and for a period of two (2) years following the end of the Third Fiscal Year (the “Non-Competition Period”), each of the Non-Competition Target Shareholder will not, without the prior written consent of the Parent, directly or indirectly, on its own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 7.15, (i) "Competing Business" means any company engaged in the business of internet-based media, copyright trading, moving picture productions or anything substantially similar to those of the Parent and its Subsidiaries; and (ii) "Covered Area" means all geographical areas of the United States, China and other foreign jurisdictions where the Parent and its Subsidiaries operate or plan to operate during the Non-Competition Period. Notwithstanding the foregoing, each of the Non-Competition Target Shareholder may own shares of companies so long as such securities do not constitute more than ten percent (10%) of the outstanding securities of any such company.

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Prior to Closing, Ms. Qiongfang Shi shall enter into an agreement (substantially in the form attached herein as Exhibit 7.15) with the Parent regarding her directorship at the Board of Parent, which shall contain the details to implement the non-competition as set forth in this Section 7.15.

Each of the Non-Competition Target Shareholders acknowledges and agrees that its obligations provided herein are necessary and reasonable in order to protect the Parent and its affiliates and their respective business and each Non-Competition Target Shareholder expressly agrees that monetary damages would be inadequate to compensate the Parent and/or its affiliates for any breach by the Non-Competition Target Shareholder of its covenants and agreements set forth herein. Accordingly, each of the Non-Competition Target Shareholders agrees and acknowledges that any such violation or threatened violation of this Section 7.15 will cause irreparable injury to the Parent and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Parent and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 7.15 or the continuation of any such breach by any of the Non-Competition Target Shareholders without the necessity of proving actual damages.

ARTICLE 8

CONDITIONS OF CLOSING

Section 8.1 Conditions to Obligation of Each Party to Effect the Mergers. The respective obligations of each party to effect the transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Target, each Target Shareholder and the Parent as described respectively in ARTICLES 3, 4 and 5 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date;

(b) No Target Material Adverse Effect or Parent Material Adverse Effect shall have occurred or be threatened to occur since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court, Governmental Bodies, authority or regulatory body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein or that, if adversely decided, has or may have a material adverse change to the Parent or the Target;

(c) No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body or the Chinese equivalent agencies which prohibits, restrains or enjoins the consummation of the Acquisition; provided, however, that prior to invoking this condition each party agrees to comply with Section 7.7;

(d) The Parent and Target shall each have complied in all material respects with their respective obligations pursuant to Article 6 and 7;

(e) Each party receives and approves the other parties’ updated Schedules of Exceptions on or before the Closing;

(f) Board of Directors of Parent will elect Ms. Qiongfang Shi to the Board and Ms. Qiongfang Shi shall enter into the agreement substantially in the form as set forth in Exhibit 7.15 immediately prior to the Closing;

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(g) Target will have provided to the Parent audited consolidated financial statements of Target (including any related notes thereto) for the years ended December 31, 2018 and 2017 and the unaudited consolidated financial statements of Target (including any related notes thereto) for the nine months ended September 30, 2019 (and any subsequent periods required for inclusion in the 8-k);

(h) The Parent shall have received Certificates executed on behalf of Target by the chief executive officer of Target certifying that the conditions set forth in Section 8.1(a)- (e) and Section 3.5 have been satisfied; and

(i) The Target shall have received Certificates executed on behalf of Parent by the chief executive officer of Parent certifying that the conditions set forth in Section 8.1(a)- (g) and Section 5.5 have been satisfied.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent, WFOE, Target and each Target Shareholder;

(b) by Parent or Target if any court of competent jurisdiction or other Governmental Body located or having jurisdiction within the United States or China shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) reserved;

(d) by Target if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or WFOE contained in this Agreement such that a condition set forth in Section 8.1 would not be satisfied and, in either such case, such breach shall not have been cured prior to the fifteen (15) days following notice of such breach to Parent; provided that Target shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Target is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) reserved;

(f) by Parent if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Target contained in this Agreement such that a condition set forth in Section 8.1 would not be satisfied and, in either such case, such breach shall not have been cured prior to the fifteen (15) days following notice of such breach to Target; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if Parent or WFOE is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Target in accordance with the terms and subject to the conditions of Section 7.4; or

(h) by Target in the event a Parent Adverse Recommendation Change has occurred;

(i) by Parent in the event a Target Adverse Recommendation Change has occurred.

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Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 5.14, Section 7.9, this Section 9.2, Section 9.3 and ARTICLE 10, which shall survive such termination; provided, however, that nothing herein shall relieve or release any party from liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

Section 9.3 Fees and Expenses. (a) Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

(b) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the Acquisition, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 9.3 or any portion of such fee, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if such party fails to prevail in any such suit, such party shall promptly pay the other party costs and expenses (including attorney’s fees) in connection therewith.

Section 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by each Target Shareholder, no amendment may be made. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 10. Notwithstanding the foregoing, each Party has the right to legal recourses if the Party has reasons to believe that any representation, warranty, or covenant made from another Party is not true or materially misleading at the time when it is made and prior to the Closing.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile, by e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or WFOE:

CHINA VTV LTD.
New Times Centre, 393 Jaffe Road, Suite 17A
Wan Chai, Hong Kong
Attention: Tijin Song Email: songtijin@sina.com

Facsimile:

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with an additional copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 37th Floor
New York, NY 10036
Attention: Jay Kaplowitz, Esq.
Email: jkaplowitz@srf.law
Facsimile: 212-930-9725

(b)	if to Target and Target Shareholders:

BUTTERFLY EFFECT CULTURE MEDIA (BEIJING) CO., LTD.
1 Nan An District B 87-104, Chaoyang District,
Beijing, China
Attention: Yang Wang
Facsimile: E-mail: wangyang@hdxy.tv

with an additional copy (which shall not constitute notice) to:
Beijing Qida Law Firm
11 Dewai Avenue, Xicheng District, Beijing, China
Telephone: 86-10-52188216
Email: 139119260@qq.com

Section 10.3 Certain Definitions. For purposes of this Agreement, the term:

(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(c) “Closing Stock Price” means the average closing price of the Parent’s Common Stock as quoted on a national stock exchange for a period of ten (10) Business Days immediately preceding the listing of the Parent’s Common Stock. If there is no trading of Parent Common Stock during such 10-day period, the Closing Stock Price shall mean the average of the high and low trading prices of the Parent’s Common Stock as quoted on the national stock exchange on the date when the most recent trading occurs.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Contract” means any contract, lease, evidence of indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

(f) “Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(g) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(h) “GAAP” means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB”) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

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(a) “Governmental Body” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental or regulatory authority of any nature (including any stock exchange, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(j) “Knowledge” means, (i) with respect to Target, the actual knowledge of the executive officers of Target, as applicable, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(k) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(l) “SEC Reports” mean any and all reports the Parent filed with the Securities and Exchange Commission since April 30, 2019.

(m) “Securities Act” means the Securities Act of 1933, as amended.

(n) “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(o) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(p) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Target Schedule of Exceptions and the Parent Schedule of Exceptions, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

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Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 7.6, which shall inure to the benefit of the Persons or entities benefiting therefrom.

Section 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Nevada corporation law as applicable.

Section 10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Jurisdiction. Each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state and federal courts in New York county in the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 10.2 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in New York county in the State of New York.

Section 10.11 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include all of the schedules, exhibits and appendixes. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 10.12 Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

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EXECUTION VERSION

IN WITNESS WHEREOF, Parent, WFOE, Target and each Target Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINA VTV LTD.

By:	/s/ Tijin Song
Name: Tijin Song
Title: CEO and Chairman

VTV GLOBAL CULTURE MEDIA (BEIJING) CO., LTD.

By:	/s/ Tijin Song
Name: Tijin Song
Title: CEO and Chairman

BUTTERFLY EFFECT CULTURE MEDIA (BEIJING) CO., LTD.

By:	/s/ Yang Wang
Name: Yang Wang
Title: CEO

TARGET SHAREHOLDERS:

By:	/s/ Qiongfang Shi
Name: Qiongfang Shi

By:	/s/ Xinchun Li
Name: Xinchun Li

By:	/s/ Yong Liu
Name: Yong Liu

By:	/s/ Zhangshu City Ruiying Investment Management Center L.P.
Name: Zhangshu City Ruiying Investment Management Center L.P.

By:	/s/ Shenzhen Guojin Angel Venture Capital Fund III, L.P.
Name: Shenzhen Guojin Angel Venture Capital Fund III, L.P.

By:	/s/ Shenzhen Minghui Fund Management Co., Ltd.
Name: Shenzhen Minghui Fund Management Co., Ltd.

By:	/s/ Dongguan City Wenrun Venture Capital Investment L.P.
Name: Dongguan City Wenrun Venture Capital Investment L.P.

By:	/s/ Hengqin Shanxue Investment III, L.P
Name: Hengqin Shanxue Investment III, L.P

By:	/s/ Shenzhen Qianhai Junlong Culture Media Limited Partnership
Name: Shenzhen Qianhai Junlong Culture Media Limited Partnership

By:	/s/ Beijing Yixiang Tiankai Culture Media Co., Ltd.
Name: Beijing Yixiang Tiankai Culture Media Co., Ltd.

SCHEDULE A

Target Shareholders

Target Shareholders	Target Shareholder Equity Percentage	Shares of Parent Common Stock Owned by Target Shareholders before the Closing	Shares of Parent’s Common Stock Owned by Target Shareholders after the Closing	Percentage of the issued and outstanding Common Stock after the Closing
Qiongfang Shi	35.02%	0	8,404,800	3.26%
Xinchun Li	1.88%	0	451,200	0.17%
Yong Liu	0.94%	0	225,600	0.09%
Zhangshu City Ruiying Investment Management Center L.P.	1.00%	0	240,000	0.09%
Shenzhen Guojin Angel Venture Capital Fund III, L.P.	1.00%	0	240,000	0.09%
Shenzhen Minghui Fund Management Co., Ltd.	12.22%	0	2,932,800	1.14%
Dongguan City Wenrun Venture Capital Investment L.P.	1.00%	0	240,000	0.09%
Hengqin Shanxue Investment III, L.P.	3.00%	0	720,000	0.28%
Shenzhen Qianhai Junlong Culture Media Limited Partnership	33.37%	0	8,008,800	3.10%
Beijing Yixiang Tiankai Culture Media Co., Ltd.	10.57%	0	2,536,800	0.98%
Total	100.00%		24,000,000	9.30%

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EXHIBIT 1.1

Section 1.1

VIE Agreements

- 3 -

EXHIBIT 1.4

Section 1.4

Amended and Restated Articles of Incorporation of Target

- 4 -

EXHIBIT 3.19 (b)

Section 3.19(b)

List of Target’s Intellectual Property

- 5 -

EXHIBIT 5.3

Section 5.3

Parent Capitalization Table

- 6 -

EXHIBIT 7.12

Section 7.12

Claw-back Consent Notice

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EXHIBIT 7.13

SECTION 7.13

FORM OF VOTING PROXY

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EXHIBIT 7.15

SECTION 7.15

FORM OF EMPLOYMENT AGREEMENT

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TARGET SCHEDULE OF EXCEPTIONS

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PARENT SCHEDULE OF EXCEPTIONS

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